SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Forward Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than  the Registrant)

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March 25, 2003

To Our Shareholders:

Fiscal 2002 was a year of important positive developments for Forward.  Despite a difficult domestic and global economy, we capitalized on our previous efforts to further develop and expand our customer base in Europe and generated profits in every quarter of Fiscal 2002. Furthermore, we are pleased to report that those positive results are ongoing: we recently announced earnings of $.10 per share for the first quarter of Fiscal 2003 that ended December 31, 2002. We have highlighted some of the key developments below.

Key Fiscal 2002 Developments:

Cellular Products - In Fiscal 2002, we continued to further develop our retail customer base in Europe, the Middle East and Africa (EMEA) under our license agreement with Motorola. Our sales of Motorola licensed products generated over $2.1 million in revenues and, more importantly, added over 70 new customers to our growing client list. We believe these customers represent a tremendous opportunity to showcase our products and further increase our sales.  We were also pleased to add Nokia Asia to our OEM cell phone customer list in Fiscal 2002 and can now count the two largest cell phone manufacturers in the world as valued customers of Forward.  Overall sales of our cell phone products climbed to approximately $7.5 million in Fiscal 2002 from approximately $6.3 million in the prior year.

Medical Products - In Fiscal 2002 we began to benefit from our efforts to increase our market share for glucose monitoring systems carrying solutions. We are pleased to be shipping new products to Bayer and Johnson and Johnson's subsidiary Lifescan as well as continuing to supply Therasense, Roche and Abbott Labs. This substantial market is estimated to include approximately 16 million people in the U.S. and approximately 175 million worldwide who currently suffer from diabetes.  In Fiscal 2002, sales of our medical monitoring system carrying solutions increased to approximately $7.2 million from approximately $4.4 million in Fiscal 2001.

Financial Results - For the Fiscal Year ended September 30, 2002, our net sales increased 24% over the prior year to $16.4 million, resulting in net income of $856 thousand, or $.15 fully diluted earnings per share.  The increased revenues were due to strong demand for our diabetic monitoring equipment carrying cases.  We are extremely proud that world-class companies such as Abbott Labs, Bayer, Roche, Johnson and Johnson, Therasense and others, have chosen Forward to supply this very important product.

Financial Position - We closed Fiscal 2002 with approximately $1.2 million in cash and no long-term debt. We see our solid financial position as an important component in our future growth.

We are focused on capitalizing on the opportunities that lie ahead for Forward, especially those related to our agreements with Motorola and TheraSense, both of which involve substantial markets.

Theodore H. Schiffman.  As you will note from your review of the enclosed proxy materials, Theodore H. Schiffman, our co-founder and long-time chairman and chief executive, is not standing for re-election as a director.  Thus, 2003 will mark the first time in more than 40 years that Mr. Schiffman will not hold a position as an executive officer or director of Forward Industries.  On behalf of our shareholders, employees, management, and fellow board members, we would like to recognize Teddy Schiffman's more than four decades of loyal, selfless and dedicated service to our company.  His stamina, wisdom, leadership and exemplary performance were instrumental to our past success and they have set the standard for years to come.  We express our heartfelt gratitude and appreciation and wish Mr. Schiffman nothing but happiness and success in the years ahead.

We invite you to review the accompanying annual report for Fiscal 2002 on Form 10-KSB and proxy materials relating to our annual meeting for Fiscal 2002.  We urge you to attend our annual meeting, which is being held on April 25, 2003, and to complete the accompanying proxy card and vote your shares even if you are unable to attend the meeting.

On behalf of Forward's management, employees and Board of Directors, we thank you for your continued support and confidence and we look forward to reporting our progress to you.

Sincerely,

Jerome E. Ball	Michael Schiffman
Chairman and CEO	President and COO

FORWARD INDUSTRIES, INC.
1801 Green Road
Suite E
Pompano Beach, Florida 33064

NOTICE OF ANNUAL SHAREHOLDERS' MEETING

                To the Shareholders of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida 33064

                Notice is hereby given that the Annual Shareholders' Meeting of Forward Industries will be held on Friday, April 25, 2003, at 11:00 A.M., Eastern Daylight Time, at the executive offices of Forward, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, for the following purposes:

1.             To elect a Board of Directors for the current year.

2.             To ratify the re-appointment of Ernst & Young LLP as our independent accountants for the fiscal year ending September 30, 2003.

3.             To transact such other business as may properly come before the meeting.

                All shareholders are invited to attend the meeting.  Only shareholders of record at the close of business on March 25, 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.  A complete list of shareholders entitled to notice of and vote at the meeting will be open to examination by shareholders beginning ten days prior to the annual meeting for any purpose germane to the annual meeting during normal business hours at the office of the Secretary of Forward Industries, 1801 Green Road, Suite E, Pompano Beach, Florida 33064.

                Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Stephen Schiffman
Secretary

Pompano Beach, Florida
March 25, 2003

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.  THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FORWARD INDUSTRIES, 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064, PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; FILE A LATER-DATED PROXY; OR ATTEND AND VOTE AT THE MEETING.

FORWARD INDUSTRIES, INC.
1801 Green Road
Suite E
Pompano Beach, Florida  33064

(954) 360-6420

PROXY STATEMENT

                The accompanying proxy is solicited by the Board of Directors of Forward Industries, Inc. for use at our Annual Meeting of Shareholders (the "Annual Meeting") to be held Friday, April 25, 2003, at 11:00 A.M., Eastern Daylight Time, at our executive offices, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, and any postponement or adjournment thereof.

                This Proxy Statement and related proxy documents were first mailed to shareholders on or about March 27, 2003, to each holder of record of Forward's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 25, 2003, the record date for the Annual Meeting.

VOTING SECURITIES; PROXIES

                We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our officers, consultants and employees, without extra remuneration, may also solicit proxies personally by facsimile and by telephone.  In addition to mailing copies of this material to shareholders, we may request persons, and reimburse them for their expenses in connection therewith, who hold Common Stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold Common Stock and to request their authority for execution of the proxies.

                The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of our Common Stock, present in person or represented by proxy at the Annual Meeting.  The approval by a plurality of the votes in respect of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of the nominees for directors; cumulative voting is not permitted.  In all other matters, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the adoption of such matters.

                The form of proxy solicited by our Board of Directors affords shareholders the ability to specify a choice among approval of, disapproval of (or withholding authority to vote, in the case of election of directors), or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited shareholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non‑votes are counted as present for purposes of determining whether the quorum requirement is satisfied.  Abstentions and broker non-votes will not have the effect of votes in opposition to a director or "against" any other proposal to be considered at the Annual Meeting.

                All shares of Common Stock represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board of Directors' nominees for director, FOR the ratification of the re-appointment of Ernst & Young LLP and in accordance with the proxy-holder's best judgment as to any other matters properly raised at the Annual Meeting as to which we have not received notice at least 45 days before this proxy statement was first mailed to shareholders.

                A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to our Secretary, or by executing and delivering to Forward a later dated proxy reflecting contrary instructions or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

                The Board of Directors has fixed March 25, 2003, as the record date for the Annual Meeting, and only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.  The persons named in the accompanying proxy intend to vote for the election as director of each of the nominees listed herein.  Each nominee has consented to serve if elected.  The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named herein as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.  We know of no reason why this would occur.  At the close of business on March 25, 2003, the record date for the Annual Meeting, 5,780,441 shares of Common Stock were outstanding and eligible for voting at the Annual Meeting.  Each shareholder of record on the record date is entitled to one vote for each share of Common Stock held on each matter to be voted on at the Annual Meeting.

No Dissenter's Rights

                Under New York law, shareholders are not entitled to dissenter's rights of appraisal with respect to the proposal to ratify the re-appointment of Ernst & Young LLP as independent accountants for the fiscal year ending September 30, 2003.

Remainder of Page Intentionally Left Blank

PROPOSAL 1

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

                The number of directors serving on our Board may not be more than seven or fewer than three and is set by a resolution adopted by a majority of the entire Board of Directors.  The number of directors is currently fixed at six, which is the number of directors to be elected at the Annual Meeting to constitute the Board of Directors.  The directors are to be elected to hold office for a period of one year, and in any event until a successor has been elected and qualified.  It is intended that the accompanying proxy will be voted in favor of each and all of the following persons to serve as directors, unless the shareholder indicates to the contrary on the proxy.  Except for Mr. Levy, each of the nominees is currently a director.

Nominees for Election as Directors

                For election to the Board of Directors for one-year terms, the Board of Directors has nominated the following individuals, each of whom is a current director except for Mr. Levy:

Name	Age	Principal Occupation
Jerome E. Ball (a)	67

Director since 1998; Chief Executive Officer of Forward since October 1998 and Chairman of the Board since April 1999; Chairman and Chief Executive Officer of George Arzt Communications, a public relations firm, from 1996 to October 1998.

Bruce Galloway (b)	45

Director since April 2002; Managing Director of Burnham Securities since 1993; Chairman of Datametrics, a manufacturer of ruggedized computer equipment, since August 2000; Chairman of International Microcomputer Software Inc., a software development company, since August 2001.

Jeffrey H. Kuhr (b)	44

Director since April 2002; Managing Director of Sawaya Segalas & Co., LLC. an investment banking firm, since December 2002, Founder and Managing Partner of West End Capital Partners LLC, a New York based merchant banking firm, from October 2000 to December 2002; Co-Founder and Managing Director of Peter J. Solomon Company, an independent investment banking firm, from 1989 to March 2000, Director of Connectiv Corp since April 2002.

Edwin A. Levy	65

Chairman, founder and principal of Levy, Harkins & Co., a New York City investment advisory firm; General Partner in Gracy Fund, a private investment partnership; Director of Coastcast Corporation, a publicly held golf club head manufacturer since 1994; Director of Traffix, a publicly held online database direct marketing company, since 1995; Director of Bear, Stearns Financial Products, a wholly owned subsidiary of the Bear, Stearns Companies, since 1997; Director of World Point Terminals, a maritime port facilities provider of liquid bulk storage, since 1998.

Norman Ricken (c)	66

Director since March 2000; During the past five years Mr. Ricken has served as an independent consultant; between 1971 and his retirement in 1989, Mr. Ricken held senior positions at Toys R Us Inc., including Chief Financial Officer, President and Chief Operating Officer.

Michael Schiffman (d)	38	Director since 1992; President and Chief Operating Officer of Forward since June 1998; Executive Vice President of Forward from 1992 to 1998.

(Notes  appear on the next page.)

(a) Member of the Audit Committee.
(b) Member of the Audit Committee and member of the Compensation Committee.
(c) Chairman of the Audit Committee and Chairman of the Compensation Committee.
(d) Michael Schiffman is the brother of Steven Schiffman, our corporate Secretary.

                Except for Mr. Levy, each of the directors is being nominated for re-election.  Messrs. Galloway and Kuhr were originally appointed as directors on April 11, 2002, and subsequently elected at the last annual shareholders meeting held on May 24, 2002.  See "Certain Relationships and Related Party Transactions."

Shareholder Vote Required

                To be elected, a nominee for director requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors.  If elected, each director holds office until the next annual meeting of shareholders and until his successor has been duly elected and qualified.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES.

Committees of the Board ‑ Board Meetings

                The Board of Directors does not have a nominating committee or a stock option committee.  These functions are performed by the Board as a whole.  To assist it in the discharge of its responsibilities, the Board of Directors has established a Compensation Committee and an Audit Committee, the members and principal responsibilities of each of which are described below.  The Board of Directors met or acted by unanimous written consent on eight occasions during the fiscal year ended September 30, 2002.  All directors attended all of the meetings held by the Board and all of the meetings of the committees of which they are members.

                The Compensation Committee is comprised of independent directors and currently includes Norman Ricken as its Chairman, with Bruce Galloway and Jeffrey Kuhr as members.  Prior to their resignation from the Board on April 11, 2002, Messrs. Samson Helfgott and Noah Fleschner were members of the Compensation Committee.  The Committee met twice during the last fiscal year and all members were present.  The purpose of the Compensation Committee is to establish and implement compensation policies and programs for our executives.

                We have an Audit Committee comprised of Forward's three incumbent independent directors, including Norman Ricken, who is Chairman of the Audit Committee, and Messrs. Jeffrey Kuhr and Bruce Galloway, and Jerome Ball.  Prior to their resignation, Messrs. Samson Helfgott and Noah Fleschner were members of the Audit Committee.  Messrs. Ricken, Galloway and Kuhr are, and during their term of service on the Audit Committee Messrs. Helfgott and Fleschner were, independent as defined in the National Association of Securities Dealers' listing standards.  The Audit Committee held three meetings during the fiscal year ended September 30, 2002.  Information regarding the functions performed by the Audit Committee is set forth under "Report of the Audit Committee."  The Audit Committee is governed by a written charter approved by the Board of Directors.

                It is anticipated that, if elected at the Annual Meeting, only the members of the Compensation Committee and the Audit Committee who are independent directors, Messrs. Ricken, Galloway and Kuhr, will be reappointed as members of such committees .

Executive Officers

                The following table sets forth certain information with respect to each person who is currently an executive officer of Forward and is based on our records and information furnished to us by such persons.  Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by each director, director nominee and executive officer.

Name	Age	Position with Forward	Held Office Since
Jerome E. Ball	67	Chief Executive Officer and Chairman of the Board	1998
Michael Schiffman	38	President, Chief Operating Officer and Director	1998
Lawrence Mannes	66	Executive Vice President	2000
Douglas W. Sabra	44	Chief Financial Officer and Vice President	2000
Steven Schiffman	35	Secretary	1996

                JEROME E. BALL became Chief Executive Officer and Vice Chairman of the Board effective October 1998 and became Chairman of the Board in April 1999 upon the resignation of Theodore Schiffman, Forward's co-founder, former chief executive officer and retiring Chairman Emeritus of the Board.  Before joining Forward, from 1996 until October 1998 Mr. Ball served as Chairman and Chief Executive Officer of George Arzt Communications, a full service public relations firm.  Prior to that, Mr. Ball had been president of Balson-Hercules Group, a textile manufacturing company, which was sold to a Canadian Stock Exchange listed company, Consoltex Group, Inc., Ltd., where he served until 1996.

                MICHAEL SCHIFFMAN has been employed by Forward in various capacities since 1985 and became a director in April 1992.  Mr. Schiffman was employed as a salesman for our advertising specialties products in 1985.  He became marketing manager for such products in 1987 and, following the acquisition of the custom carrying case business in 1989, was appointed General Manager of that division.  From 1995 through June 1998, Mr. Schiffman was assigned to our Hong Kong operations.  Executive Vice-President from 1992 to 1998, Mr. Schiffman was appointed our President and Chief Operating Officer in June 1998.  Michael Schiffman is the son of the retiring Chairman Emeritus Theodore H. Schiffman and the brother of Stephen Schiffman, our corporate secretary.

                LAWRENCE E. MANNES became Executive Vice President of Forward in August 2000.  Prior to joining Forward, Mr. Mannes spent 25 years as the Controller of the Balson-Hercules Group, a textile manufacturing company that was sold to a Canadian Stock Exchange Listed company, Consoltex Group, Inc., Ltd., where he served until 1998.  Mr. Mannes was awarded a Bachelors Degree in accounting from Bryant College.  He is the father-in-law of Douglas W. Sabra.

                DOUGLAS W. SABRA became Vice President and Chief Financial Officer of Forward in September 2000.  Prior to joining Forward, Mr. Sabra was a Controller for Tyco Submarine Systems (now Tycom Ltd.), where he worked from 1998 to June 2000.  Mr. Sabra retired from the Coast Guard in 1998 after 22 years of service where he held a variety of financial management positions.  Mr. Sabra received an MBA from the University of South Florida and a Bachelors Degree in accounting from Florida International University.  He is the son-in-law of Mr. Mannes.

                STEPHEN SCHIFFMAN has been employed by Forward in various capacities for more than the past five years.  Beginning in 1990, Mr. Schiffman was employed in the production department, followed by a move to the Purchasing Department and Inventory Control in the Forward Division.  Subsequently, Mr. Schiffman moved to the Marketing Department of the Koszegi division in 1995.  Mr. Schiffman was appointed Secretary of Forward in 1996.  Stephen Schiffman is the son of the retiring Chairman Emeritus Theodore H. Schiffman and the brother of Michael Schiffman.

                Pursuant to their respective employment agreements:  Michael Schiffman is employed as President and Chief Operating Officer through December 31, 2003, with an automatic renewal provision for successive one-year terms unless he or Forward provides 120 days prior notice of intent to cancel the agreement; and Jerome Ball is employed as Chairman and Chief Executive Officer through December 31, 2004.

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Summary of Compensation in Fiscal 2002, 2001, and 2000

                The following table sets forth certain summary information regarding all cash and non-cash compensation paid by Forward during each of the fiscal years ended September 30, 2002 ("Fiscal 2002"), 2001 ("Fiscal 2001") and 2000 ("Fiscal 2000") to each of its executive officers earning more than $100,000.

			Annual Compensation			Long Term Compensation Awards
Name and Principal Position		Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation ($)
Jerome E. Ball Chief Executive Officer and Chairman of the Board	a	2002	$155,333	$18,500	--	--	$63,240
		2001	$172,080	--	--	250,000 shares	$47,430
		2000	$201,600	--	--	--	--
Michael Schiffman President and Chief Operating Officer	b	2002	$290,000	$18,500	--	--	--
		2001	$282,500	--	--	850,000 shares	--
		2000	$230,000	--	--		--
Douglas Sabra Chief Financial Officer	c	2002	$116.667	$10,000	--	--	--
		2001	$115,000	--	--	75,000 shares	--
		2000	$33,333	--	--	15,000 shares	--

(a)	For Mr. Ball in Fiscal 2002 and Fiscal 2001, "All Other Compensation" represents rent paid by us on Mr. Ball's behalf with respect to an apartment in New York. The table omits the payment of $120,000 as a bonus earned by Mr. Ball in Fiscal 1999 but paid in Fiscal 2000. See "Employment Agreements," below.

(b)	The table omits the payment of $194,172 as a bonus earned by Mr. Schiffman in Fiscal 1999 but paid in Fiscal 2000. In Fiscal 2000, Mr. Schiffman earned a bonus of approximately $42,300 based on his then current employment contract that he elected to forego without recourse. See "Employment Agreements," below.

(c)	Mr. Sabra became Chief Financial Officer in Fiscal 2000, and salary and the option grant shown for that period reflect annual and long-term compensation awarded him prior to entering into an employment agreement during Fiscal 2001. See "Employment Agreements," below.

                During Fiscal 2002, each of the above-named executive officers voluntarily agreed to forego a portion of his salary for the fourteen-month period August 2002 through September 2003.  Our Compensation Committee has agreed that such foregone salary amounts will be repaid to those executives if Forward achieves certain Fiscal 2003 profitability levels established by the Compensation Committee.  Pursuant to these agreements, Fiscal 2002 salaries were reduced by $6,666 for Mr. Ball, $10,000 for Mr. Schiffman and $3,333 for Mr. Sabra.  The total amounts to be forgone by these executive officers for the fourteen-month period if such Fiscal 2003 profitability objectives are not met are $46,667 for Mr. Ball, $70,000 for Mr. Schiffman and $23,333 for Mr. Sabra. See "Employment Agreements," below.

Option Grants in Fiscal 2002

                In December 1996, our Board of Directors adopted the 1996 Stock Incentive Plan, pursuant to which up to four million (4,000,000) shares of our Common Stock may be issued to our executive officers, employees and non-employee directors upon the exercise of incentive stock options and nonqualified stock options. The exercise price of the incentive options may not be less than the fair market value of the Common Stock at the date the option is granted. The Compensation Committee of our Board of Directors establishes the exercise price of nonqualified options granted under the plan.  Options generally expire ten years after the date of grant and generally vest in equal amounts over three years.

                No options to purchase Common Stock or stock appreciation rights were granted to the executive officers named in the Summary Compensation Table or any other person in Fiscal 2002.

Stock Options Held at September 30, 2002

                The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer named in the Summary Compensation Table as of September 30, 2002. No options to purchase Common Stock were exercised during Fiscal 2002 and no stock appreciation rights were outstanding during Fiscal 2002. The closing price of our Common Stock at September 30, 2002 was $0.75, which was below the exercise price of all issued and outstanding options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired On Exercise	Value Realized	Number Of Unexercised Securities Underlying Options at FY-End Exercisable / Unexercisable	Value of Unexercised In-The-Money Option/SARS at FY End- Exercisable / Unexercisable
Jerome E. Ball	0	0	250,000/250,000	0
Michael Schiffman	0	0	650,000/400,000	0
Douglas W. Sabra	0	0	10,000/80,000	0

Compensation of Directors

                It is our policy to pay our non-employee directors $500 for each meeting attended of the Board of Directors or a committee thereof.  Directors who participate in a meeting of the Board of Directors or a committee thereof by telephone receive a lesser amount.  The chairperson of each subcommittee receives an additional $250 for each subcommittee meeting. We also reimburse directors for their travel expenses incurred for attendance at such meetings.  During Fiscal 2002, Messrs. Ricken, Galloway and Kuhr, received $3,300, $1,250 and $2,000, respectively, for attendance at meetings of the board of directors or a committee thereof during Fiscal 2002. Mr. Ricken received $3,000 for attendance compensation in Fiscal 2001 and was awarded options to purchase 10,000 shares of our Common Stock at an exercise price of $2.00 per share. Members of the Audit Committee did not receive any additional compensation for their Audit Committee services other than the normal subcommittee stipend.

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Report On Repricing of Stock Options

                We did not adjust or amend the exercise price of stock options previously awarded to any of our officers or directors during the fiscal year ended September 30, 2002.

Employment and Other Agreements

                Effective January 1, 2003, we agreed to extend until December 31, 2004 our employment agreement with Jerome E. Ball, pursuant to which Mr. Ball is employed as Chairman and Chief Executive Officer.  The agreement provides for an annual salary, as described in the next paragraph, plus an annual bonus equal to ten percent (10%) of our consolidated pre-tax operating profit in excess of $675,000 (before other bonuses and certain other stock related compensation expenses).  In conjunction with entering into the original term of this agreement, effective January 1, 2001, Mr. Ball was awarded options to acquire 250,000 shares of Common Stock at an exercise price of $2.00 per share, which vest on January 1, 2005.  Such options are subject to immediate vesting in the event that the price of the Common Stock on the Nasdaq SmallCap Market averages $3.50 per share for 180 consecutive days (not fewer than 90 of which must be during the employment term).

                During the initial term of Mr. Ball's agreement, we agreed to assume Mr. Ball's lease with respect to an apartment in New York City, the annual lease payments for which total approximately $63,000, in connection with Forward's re-location of its executive offices to Florida, and Mr. Ball's re-location from New York to Florida, in July 2000.  We made payments of $63,240 and $47,430 in respect of this apartment on Mr. Ball's behalf during Fiscal 2002 and Fiscal 2001, respectively.  Effective January 1, 2003, we and Mr. Ball amended his employment agreement to provide for an increase in Mr. Ball's annual salary to $230,000 in consideration for Mr. Ball's agreement that Forward would have no further obligations with respect to the New York City apartment.  In addition, as discussed under "Summary of Compensation in Fiscal 2002, 2001 and 2000," Mr. Ball subsequently agreed to forego $40,000 per year of his salary, and he will therefore be paid an annual salary of $190,000 until September 30, 2003 and $230,000 thereafter.  As discussed under "Summary of Compensation in Fiscal 2002, 2001 and 2000," the salary amounts foregone may be restored if Forward achieves certain profitability levels in Fiscal 2003.  Our Compensation Committee approved the revised terms of Mr. Ball's employment.  All other terms and conditions of Mr. Ball's employment agreement remain unchanged.

                Effective January 1, 2001, we entered into a new employment agreement with Mr. Michael Schiffman, pursuant to which Mr. Schiffman is employed as our President and Chief Operating Officer for a period of three years.  The agreement may thereafter be automatically renewed annually for successive one-year terms unless either party provides 120 days prior notice of its intent to cancel the agreement.  The agreement provides for an annual salary of $300,000 plus an annual bonus equal to ten percent (10%) of our consolidated pre-tax operating profit in excess of $675,000 (before other bonuses and certain other stock related compensation expenses).  As described above, under "Summary of Compensation in Fiscal 2002, 2001 and 2000," Mr. Schiffman has agreed to forego $60,000 of his salary for the fiscal year ending September 30, 2003, subject to restoration of that amount if we achieve certain profitability levels set by the Compensation Committee.  In connection with entering into the employment agreement, we cancelled and issued the following options to purchase Common Stock:

  Cancelled 300,000 options exercisable at $2.00 per share, expiring November 15, 2001, and reissued them as fully vested options exercisable at $2.00 per share, expiring January 1, 2006;

  Cancelled 200,000 options exercisable at $3.25 per share, expiring September 29, 2004, and reissued them as options exercisable at $3.25 per share, expiring January 1, 2006.  These options vest on January 1, 2005, but are subject to immediate vesting in the event that the price of the Common Stock on the Nasdaq SmallCap Market averages $3.50 per share for 180 consecutive days (not fewer than 90 of which must be during the employment term);

  Issued 200,000 options exercisable at $2.50 per share, expiring January 1, 2006.  These options vest on January, 2005 but are subject to immediate vesting if the price of the Common Stock on the Nasdaq SmallCap Market averages $5.00 per share for 180 consecutive days (not fewer than 90 of which must be during the employment term); and

  Issued 150,000 options exercisable at $1.50 per share, expiring on January 1, 2006.  These options are intended to replace options to purchase the same number of shares of Common Stock at the same exercise price, which expired on November 30, 2000.

            Under his employment agreement, if Mr. Schiffman dies during the term of his agreement and if Forward is the recipient of at least $1,000,000 of proceeds of insurance on his life, Forward will be required to pay to his widow, or if his wife predeceases him, his estate, a monthly death benefit of $5,500 for a ten-year period.  If Forward is not the recipient of at least $1,000,000 of insurance, the monthly death benefit of $5,500 will be paid for a period of three years, followed by a monthly death benefit of $2,750 for seven years; if his widow dies prior to the end of such ten year period, such payments will be made to his widow's estate.  In April 2002, we purchased $500,000 of insurance on Mr. Schiffman's life as to which Forward is the beneficiary.

            Prior to Mr. Michael Schiffman's current agreement, in October 1998, we entered into an employment agreement with Mr. Schiffman, pursuant to which he was employed as our President and Chief Operating Officer through September 30, 2001 at an annual salary of $230,000, plus annual bonus compensation equal to three percent of all of Forward's sales revenues in excess of $13 million per year, payable on a pro rata basis quarterly during the following fiscal year.  In addition, Mr. Schiffman was granted options to purchase up to 600,000 shares of Common Stock in increments of 200,000 shares, at the then current market price, contingent upon our achieving sales of $16 million, $18.5 million, and $21 million, respectively, in any fiscal year. Under this employment agreement, during the fiscal year ended September 30, 2000, Mr. Schiffman earned a bonus of approximately $42,300, which he elected to forego without recourse.

                Effective January 1, 2001, we entered into an employment agreement with Douglas W. Sabra pursuant to which Mr. Sabra is employed as Chief Financial Officer for a period of three years.  The agreement may thereafter be automatically renewed annually for successive one-year terms unless either party provides 120 days prior notice of its intent to cancel the agreement.  The agreement provides for an annual salary of $120,000 subject to annual increases as agreed to by our Compensation Committee.  Additionally, Mr. Sabra is entitled to a bonus of up to 50 percent of his annual salary as determined by the Chief Executive Officer.  In connection with the agreement, Mr. Sabra was awarded options to acquire 75,000 shares of Common Stock at an exercise price of $2.00 per share, which vest on January 1, 2005. Such options are subject to immediate vesting in the event that the price of the Common Stock on the Nasdaq SmallCap Market averages $3.50 per share for 180 consecutive days (not fewer than 90 of which must be during the employment term).

                Pursuant to the provisions of their executive employment agreements, each of Messrs. Ball, Schiffman and Sabra may terminate his agreement for "good reason" including, but not limited to: a change-in-control, as defined in the agreements; diminishment of duties; or transfer of substantially all of our assets. Upon such termination the executive may be entitled to be paid a lump sum severance equal to his base salary through the remainder of his contract plus an amount equal to the executive's last annual bonus.

Remainder of Page Intentionally Left Blank

Security Ownership of Certain Beneficial Owners and Management

                Set forth below is information, as of March 25, 2003, with respect to the beneficial ownership of Common Stock by (i) each person or group who is known by us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each current director and director nominee, (iii) each of our executive officers named in the compensation table under "Summary of Compensation in Fiscal 2002, 2001 and 2000", and (iv) all of our directors and such executive officers, as a group (seven persons).  Information as to Robert S. Ellin and related investors is based on the filings, as amended from time to time, of such persons on Schedule 13D under the Securities Exchange Act of 1934 (the "Exchange Act").

Identity of Beneficial Owner	Number of Shares of Common Stock	Notes	Percent of Class
Jerome E. Ball 1801 Green Road, Suite E Pompano Beach, FL. 33064	463,500	(a)	7.7%
Theodore H. Schiffman 1801 Green Road, Suite E Pompano Beach, FL. 33064	526,100	(b) (c)	8.6%
Michael Schiffman 1801 Green Road, Suite E Pompano Beach, FL. 33064	988,727	(c) (d)	15.4%
Douglas Sabra 1801 Green Road, Suite E Pompano Beach, FL. 33064	20,000	(e)	*
Norman Ricken 1801 Green Road, Suite E Pompano Beach, FL. 33064	35,700	(f)	*
Bruce Galloway 1801 Green Road, Suite E Pompano Beach, FL. 33064	179,020	--	3.1%
Jeffrey H. Kuhr 1801 Green Road, Suite E Pompano Beach, FL. 33064	-	--	--
Edwin A. Levy 1801 Green Road, Suite E Pompano Beach, FL. 33064	--	--	--
Robert S. Ellin and related investors 750 Lexington Avenue New York, NY 10022	695,700	(g)	12.0%
All directors and executive officers as a group (seven persons)	2,213,047		31.6%

*Less than 1 percent

(a)           Includes 250,000 shares of Common Stock issuable pursuant to currently exercisable stock options at an exercise price of $1.75.

                Notes to Table continued on the next page.

(b)

Includes 40,700 shares of Common Stock owned by Mr. Theodore Schiffman's wife, as to all of which shares Mr. Schiffman disclaims beneficial ownership. Includes 300,000 shares Common Stock subject to currently exercisable options granted by Forward on November 15, 1995 at an exercise price of $2.00. The exercise price of these options was reduced to $1.10 per share in connection with Mr. Schiffman's entry into his consulting agreement in October 1998.  See "Certain Relationships and Related Party Transactions."

(c)

Michael Schiffman, our Executive Vice President and a director, is the son of Theodore H. Schiffman, our retiring Chairman Emeritus, and the brother of Stephen Schiffman, our corporate Secretary.  Each of Theodore H. Schiffman, Michael Schiffman and Stephen Schiffman disclaims beneficial ownership of shares beneficially owned by the others.

(d)

Includes 200,000 shares of Common Stock subject to currently exercisable options granted by us on September 9, 1999 at an exercise price of $1.88 per share; 150,000 shares of Common Stock subject to currently exercisable options granted by us on January 1, 2001 at an exercise price of $1.50 per share; and 300,000 shares of Common Stock subject to currently exercisable options granted by us on January 1, 2001 at $2.00 per share.

(e)	Includes 10,000 shares of Common Stock subject to currently exercisable options granted by us on June 5, 2001 at an exercise price of $1.50 per share.

(f)	Includes 10,000 shares of Common Stock subject to currently exercisable options granted by us on January 1, 2001 at an exercise price of $2.00.

(g)

Includes (i) 210,500 shares of Common Stock owned by Atlantis Equities, Inc. ("Atlantis"), a corporation of which Mr. Ellin and his wife Nancy Ellin are the sole officers and directors; (ii) 37,500 shares of Common Stock owned by Robert Ellin Family 1997 Trust, of which Mr. Ellin's father is the trustee and of which his minor children are the beneficiaries, as to which Mr. Ellin disclaims beneficial ownership; (iii) 2,500 shares of Common Stock owned by Mr. Ellin; (iv) 335,200 shares of Common Stock owned by the Robert Ellin Profit Sharing Plan, of which Mr. Ellin is the beneficiary; and (v) 110,000 shares of Common Stock held by Nancy J. Ellin, the wife of Mr. Ellin.  See "Certain Relationships and Related Party Transactions."

Compliance with Section 16(a) of the Exchange Act

                Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who beneficially own more than ten percent of each class of Forward's equity securities that is registered under the Exchange Act to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of Forward.  Officers, directors, and persons who beneficially own more than ten percent of a registered class of our equity securities are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2002, all Section 16(a) filing requirements applicable to our officers and directors, and beneficial owners of more than ten percent of our Common Stock were complied with on a timely basis, except that each of Messrs. Galloway and Kuhr was late in filing his initial statement of beneficial ownership on Form 3.

Certain Relationships and Related Party Transactions

                On April 11, 2002, we entered into a Settlement Agreement (the "Settlement Agreement") with Robert S. Ellin, Nancy Ellin, Atlantis Equities, Inc., Robert Ellin Family 1997 Trust and Robert Ellin Profit Sharing Plan (Mr. Ellin and such parties collectively are sometimes referred to as the "Ellin Group"). The Settlement Agreement resolves certain disagreements that arose between the Ellin Group and us. The principal terms of the Settlement Agreement are set forth below. The following summary is qualified in all respects by reference to the complete text of the Settlement Agreement (including the exhibits thereto), which is included as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2002, as amended by Form 8-KA filed on April 25, 2002.

                Pursuant to the Settlement Agreement, on April 11, 2002, the date of the Settlement Agreement, we appointed Mr. Bruce Galloway and Mr. Jeffrey Kuhr to our Board of Directors. Mr. Galloway and Mr. Kuhr filled the vacancies created by the resignations, on April 11, 2002, of Mr. Noah Fleschner and Mr. Samson Helfgott, and Messrs. Galloway and Kuhr were subsequently elected to the Board of Directors at our annual meeting of shareholders for Fiscal 2001 held on May 24, 2002. As contemplated by the Settlement Agreement, Mr. Galloway and Mr. Kuhr were nominated to, and were elected as members of our Audit Committee and our Compensation Committee.  In connection with the Settlement Agreement, Forward and each member of the Ellin Group entered into a Standstill Agreement, dated April 11, 2002, pursuant to which the members of the Ellin Group have agreed not to, among other things: acquire additional shares of our Common Stock; make or participate in any proxy solicitation with respect to the Common Stock; seek, propose or make any statement with respect to a merger or other business combination involving Forward; subject any Common Stock to any voting agreement or arrangement, other than the Standstill Agreement; call or seek to call any meeting of our shareholders; act or seek to control or influence, or seek representation on, our Board of Directors (except to the extent the appointment of Messrs. Galloway and Kuhr constitute such representation); and to forebear from certain other activities and statements. Under certain circumstances specified in the Standstill Agreement, the Ellin Group may purchase additional shares of Common Stock that would, inclusive of Common Stock beneficially owned by the Ellin Group as disclosed in their Schedule 13D, as amended, result in the ownership of a maximum 15% of the Common Stock outstanding. The Standstill Agreement has a term of 18 months from the date thereof.

                In connection with the Settlement Agreement, on April 11, 2002, we entered into a letter agreement with Atlantis Equities pursuant to which, under certain circumstances, if we, within a 24-month period from the date of the letter agreement, were to consummate a business combination with a company introduced to us by Atlantis, Atlantis would be entitled to a fee equal to 10% of the aggregate consideration paid in connection with such business combination.  Mr. Ellin is principal shareholder, a director and an officer of Atlantis Equities.  In addition, Mr. Jeffrey Kuhr, a director, advised us that he entered into an arrangement with Atlantis pursuant to which he would be entitled to 50% of the fee payable to Atlantis under this letter agreement.  Subsequent to entering into this letter agreement, Atlantis introduced to us the company referred to therein, and we declined to pursue a business combination with said company.  In addition, under the Settlement Agreement we and each member of the Ellin Group exchanged general releases, and we remitted $100,000 to attorneys for Mr. Ellin in respect of legal fees and disbursements incurred in connection with the disagreements arising between the Ellin Group and Forward during the 18 months preceding the date of the Settlement Agreement.

                Pursuant to his consulting agreement entered into when he resigned from 30 years of service as our chief executive officer and chairman, and effective October 1998, Mr Theodore Schiffman, our co-founder, receives a consulting fee of $200,000 per annum until September 30, 2003. In addition, under this agreement Mr. Schiffman was entitled to receive severance payments totaling $350,000, of which $200,000 was paid on January 1, 1999, $35,000 was applied on September 30, 1999 to the repayment in part of Mr. Schiffman's promissory note held by us and $115,000 was paid in April 2001.  In addition, the exercise price of options to purchase 450,000 shares of Common Stock was reduced from $2.00 to $1.10 per share.  Under his consulting agreement, if Mr. Schiffman dies during his consulting term and if we are the recipient of at least $1,000,000 of proceeds of insurance on his life, we are required to pay his widow, or if his wife has predeceased him, his estate, a monthly death benefit of $10,000 for a ten-year period.  If his widow dies prior to the end of such 10-year period, such monthly payments must be made to the widow's estate for the balance of such period.  If we are not the recipient of at least $1,000,000 of insurance, we are required to pay a monthly death benefit to Mr. Schiffman's widow of $10,000 for a period of three years, followed by a monthly death benefit of $5,000 for seven years; if his widow dies prior to the end of such ten year period, such payments will cease.  As of November 15, 2002, we do not maintain an insurance policy on the life of Mr. T. Schiffman.  The consulting agreement may be terminated as a result of bad faith conduct on the part of Mr. Schiffman.  In addition, pursuant to the consulting agreement Mr. Schiffman is subject to a non-competition arrangement with us that expires in 2006 and has agreed to maintain the confidentiality of trade secrets and work product of Forward.

                We have made unsecured loans from time to time to Mr. Theodore H. Schiffman and to Mr. Schiffman's son Michael Schiffman.

                On April 24, 2000, we provided a ninety-day loan to Michael Schiffman in the amount of $370,000, at the prime rate in effect from time-to-time plus three quarters of one percent.  The purpose of the loan was to finance property that was being acquired by him in connection with Forward's relocation to Florida.  The Board of Directors subsequently granted successive extensions of the loan term, and the loan was paid in full in June 2001. Interest income associated with the loan was approximately $16,400 and $14,700 for Fiscal 2000 and Fiscal 2001, respectively.

                During the period July 1999 to June 2000, we paid insurance premiums and interest totaling $62,060 in respect of a life insurance policy that Mr. Theodore Schiffman maintains on his life. Effective October 1, 2001, in consideration for these advances Mr. Schiffman issued his promissory note to Forward in the principal amount of $62,060, bearing interest at 6% per annum, payable on demand.  This note was paid in full on September 30, 2002.

                In 1996, Theodore Schiffman issued his promissory note to us in the principal amount of $235,535, bearing interest at 6% per annum, amortized by annual payments of principal and interest in the amount of $50,000. In conjunction with entering into his consulting agreement, we and Mr. Schiffman agreed that repayment of the note would be made over the term of such agreement. As of September 30, 2002 this note had been paid in full.

Remainder of Page Intentionally Left Blank

Report of the Audit Committee

                The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act.

                The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements that are included in our Annual Report on Form 10-KSB, which review  included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

                The Committee reviewed with the independent accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee discussed with the independent accountants their independence from management and from Forward, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the accountants' independence.

                The Audit Committee discussed with our independent accountants the overall scope and plans for its audits.  The Committee meets with the independent accountants, with and without management present, to discuss the results of its examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

                In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

Fees Paid to Independent Accountants

                The following table sets forth the aggregate fees for professional services billed to us for the fiscal year ended September 30, 2002 by Ernst & Young LLP:

Audit Fees[1]	$103,700
Financial Information System Design and Implementation[2]	$ 0
All Other Fees[3]	$ 23,900

                1. Includes fees billed for audit of our audited consolidated financial statements for the fiscal year ended September 30, 2002 and for reviews performed with respect to our unaudited quarterly consolidated financial statements published during such period included in Form 10-QSB.

                2. Ernst & Young LLP did not provide any services related to financial information system design and implementation for the fiscal year ended September 30, 2001.

                3. "All Other Fees" includes fees for services consisting principally of tax planning, tax compliance and evaluating the effects of various accounting issues.

                The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the auditor's independence and concluded that it is.

                This report is submitted on behalf of the independent director members of the Audit Committee*:

Norman Ricken, Chairman
Jeffrey Kuhr
Bruce Galloway

                *The report of the Audit Committee is dated December 2002.  Messrs. Fleschner and Helfgott submitted their resignations as directors on April 11, 2002.

                The Securities and Exchange Commission has proposed rules to redefine the types of services that are included as audit services and to create new reporting categories for "audit-related services" and "tax services".  If these proposed rules were in place currently, certain of the fees categorized as "All Other Fees", such as fees for statutory audit work, benefit plan audits, and tax-related services, would be categorized as Audit Fees, Audit-Related Fees or Tax Fees.

PROPOSAL 2

RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                On May 1, 2001, we engaged Ernst & Young LLP as our independent accountants for the fiscal year ended September 30, 2001 and dismissed our former independent accountants, Patrusky Mintz & Semel, LLP.  Patrusky Mintz and Semel, LLP served as our independent accounts for the fiscal year ended September 30, 2000 and for the seven-month period ended April 30, 2001.  Our Audit Committee recommended the change of accountants and the Board of Directors unanimously approved the change, which was subsequently ratified by shareholders at our annual meeting on July 10, 2001.

                The reports of Patrusky Mintz & Semel, LLP for Fiscal 2000 and Fiscal 1999 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

                During the two most recent fiscal years and to the date hereof, there have been no disagreements between us and our former or current independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of such accountants, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                The board is recommending to shareholders that Ernst & Young LLP be re-appointed as Forward's independent accountants for the fiscal year ending September 30, 2003.

                Representatives of Ernst & Young LLP will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder Vote Required

            The affirmative vote of the holders of a majority of the outstanding Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the re-appointment of our independent accountants.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2004

                Shareholder proposals intended to be considered for inclusion in the proxy statement for presentation at our 2004 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act must be sent to our offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064, and received not later than November 25, 2003 for inclusion in our proxy statement and form of proxy relating to such meeting.  All proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                A shareholder may otherwise propose business for consideration in compliance with federal proxy rules, New York law and other legal requirements, without seeking to have the proposal included in Forward's proxy statement pursuant to Rule 14a-8.  Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holder without additional proxy statement disclosure about the matter unless Forward is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4.  Shareholder proposals submitted other than pursuant to Rule 14a-8 under the Exchange Act are considered untimely if received later than February 10, 2004.

OTHER MATTERS

                The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting.  If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of Forward.

                WE UNDERTAKE TO PROVIDE TO EACH SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH, AND OUR CURRENT REPORT ON FORM 8-K, AS AMENDED, FILED ON APRIL 25, 2002. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FORWARD INDUSTRIES, INC., 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064 AND ORAL REQUESTS SHOULD BE MADE TO FORWARD AT (954) 360-6420.

X Please mark your votes as in this example			FORWARD INDUSTRIES, INC.
The Directors recommend a vote FOR all Nominees for election of directors and FOR Item 2

1.	Election of Directors	FOR All nominees listed (except as marked to the contrary, see instruction below)	WITHHOLD AUTHORITY to vote for all nominees listed at right		2.	Proposal to ratify the re-appointment of Ernst & Young LLP as independent public accountants of Forward for the fiscal year ending September 30, 2003.	FOR	AGAINST	ABSTAIN
				Nominees: Jerome E. Ball Bruce Galloway Jeffrey Kuhr Edwin A. Levy Norman Ricken Michael Schiffman		In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
	INSTRUCTION: To withhold authority to vote for any individual nominee, line through the name of the nominee above.

						THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
							Dated , 2003
							Signature(s)
							Signatures
							Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.

FORWARD INDUSTRIES, INC.
Annual Meeting of Shareholders - April 25, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Forward Industries, Inc. ("Forward") hereby constitutes and appoints Michael Schiffman, Jerome E. Ball and Stephen Schiffman, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of Common Stock of Forward which the undersigned held on March 25, 2003, the record date for the Annual Meeting, at Forward's Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida  33064 on April 25, 2003, 11:00  a.m., Eastern Daylight Time, and at any postponements or adjournments thereof, on any and all of the matters contained in the Notice of the Annual Meeting of Shareholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT ACCOUNTANTS OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed and dated on the other side)